Exhibit 10.14

MEMO FROM SIBLING ENTERTAINMENT HOLDINGS, INC.

Date: October 1, 2011

From: Gerald Sullivan, Chairman

TO: Oswald Gayle

RE: Conversion of Debt

As Chairman of Sibling Entertainment, I want to thank you for your willingness to help us by agreeing to accept shares of the common stock of SIBE in exchange for our obligations to you. Please accept this as support for the issuance as noted below:

On October 1, 2011, the Company entered into an agreement with Oswald A. Gayle, CFO, pursuant to which the Company issued 661,173 shares of common stock valued at $132,235 to convert debt for services as CFO for the period April 1, 2011 to September 30, 2011. These were issued on October 3, 2011.

Please note that these shares are restricted under Rule 144 and cannot be traded for at least six (6) months. Also note that the stock trades infrequently, and there may be no trading market for the shares when you are ready to trade. Also note that the Series common stock, which you are an owner of, may convert into common stock and that event may cause dilution to the common stock, and reduce the share price, or market for the stock.

Thanks again, and I look forward to working with you going forward.

/s/ GERALD F. SULLIVAN
Gerald F. Sullivan
Chairman